Exhibit 99.1

FOR IMMEDIATE RELEASE

BioCardia Announces Positive DSMB Review and Recommendation to Continue Phase III Pivotal CardiAMP Cell Therapy Heart Failure Study as Designed

Sunnyvale, California, February 14, 2022 –BioCardia®, Inc. (Nasdaq: BCDA), a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease, today announces that the independent Data Safety Monitoring Board (DSMB) has completed its prespecified data review for the ongoing Phase III pivotal CardiAMP™ Cell Therapy Heart Failure Trial (ClinicalTrials.gov Identifier: NCT02438306), just one week after receiving Breakthrough Device Designation from the FDA. The DSMB based its review on all available data for the 108 patients enrolled with an additional six crossover patient procedures in the trial to date. The DSMB performed a risk-benefit assessment, indicated no significant safety concerns, and recommended that the study continue as designed.

“It is promising that the most recent risk/benefit analysis of this substantial data pool conducted by the DSMB indicates that the CardiAMP Cell Therapy Heart Failure Trial continues to have the potential to meet its primary endpoint. In fact, we believe that the trial now has the largest enrollment of any trial of intramyocardial bone marrow mononuclear cells performed in ischemic heart failure to date,” said BioCardia CEO Peter Altman, Ph.D. “We are also encouraged regarding the recent feedback we have received from FDA and CMS as well as our clinical sites related to our efforts to expedite enrollment in the near future and complete the trial.”

The ongoing multi-center, double-blinded, randomized (3:2), controlled pivotal CardiAMP Heart Failure Trial is expected to enroll 260 patients at up to 40 centers nationwide. The trial’s primary endpoint is an outcomes composite score based on a three-tiered Finkelstein-Schoenfeld (FS) hierarchical analysis, an established outcomes design that has been used in other leading heart failure programs. The FS procedure is a ranked analysis that compares occurrence of cardiovascular and other health-related events, along with functional capacity measures, through one year in patients receiving the study treatment to patients in the control arm who don’t receive the study treatment. Data submitted to the DSMB provided the group with visibility into the risks and benefits of the trial at its primary endpoint.

The DSMB consists of two world renowned cardiologists with experience in heart failure and interventional cardiology, as well as a world-renowned biostatistician with considerable experience evaluating trial data for chronic diseases, including heart failure. Its primary responsibility is to ensure patient safety and to halt or pause the clinical investigation if the risk of the therapy appears to outweigh its potential benefit. Such risk-benefit analysis typically includes an analysis of futility to reach the primary endpoint of the clinical trial as designed.

Patients interested in learning about the study can visit www.cardiamp.com or www.clinicaltrials.gov for more information.

About the CardiAMP Therapy Program

CardiAMP cell therapy uses a patient’s own (autologous) bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to potentially stimulate the body’s natural healing response. The CardiAMP Cell Therapy Heart Failure Trial is the first multicenter clinical trial of a stem cell therapy to prospectively screen for stem cell therapeutic potency in order to improve patient outcomes.  CardiAMP Cell Therapy incorporates three proprietary elements not previously utilized in investigational cardiac cell therapy, which the company believes improves the probability of success of the Phase III Trial: a pre-procedural diagnostic for patient selection, a high target dosage of cells, and a proprietary delivery system that has been shown to be safer than other intramyocardial delivery systems and exponentially more successful in cell retention. CAUTION - Limited by United States law to investigational use.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic product candidates in clinical development. The Company's current products include the Helix™ transendocardial delivery system, the Morph® steerable guide and sheath catheter portfolio and the AVANCE™ steerable introducer family. BioCardia also partners with other biotherapeutic companies to provide its Helix systems and development support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction. The CardiAMP Cell Therapy Heart Failure Trial has been supported financially by the Maryland Stem Cell Research Fund and the Center for Medicare and Medicaid Services. For more information visit: www.BioCardia.com.

Forward Looking Statements:
This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. These forward-looking statements include, without limitation, statements relating to study enrollment expectations and the likelihood of safety and patient benefit, and ultimate success of our clinical cell therapy programs.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate.  Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2021, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

INVESTOR CONTACT:
David McClung, Chief Financial Officer
investors@BioCardia.com
(650) 226-0120

MEDIA CONTACT:
Anne Laluc, Marketing
Email: alaluc@bioCardia.com
Phone: 650-226-0120